UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2006

HUB INTERNATIONAL LIMITED

(Exact name of Registrant as specified in its charter)

Canada

(State or Other Jurisdiction of Incorporation)

1-31310	36-4412416
(Commission File Number)	(I.R.S. Employer Identification Number)

55 East Jackson Boulevard, Chicago, Illinois 60604

(877) 402-6601

(Address of principal executive offices and telephone number, including area code)

n/a

(Former name or former Address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2006, Hub International Limited (the “Company”) announced that John P. Graham has been appointed to the position of vice-president and chief financial officer of the Company, effective immediately. Mr. Graham replaces Dennis J. Pauls, who has been named president and chief executive officer of Hub International Ontario Limited, the Company’s regional hub headquartered in Toronto, Ontario, Canada.

Mr. Graham, age 41, most recently served as senior vice president finance, treasurer and assistant secretary at Career Education Corporation (NASDAQ: CECO) from March 2002 to October 2006. Earlier in his career, from November 2000 to February 2002, Mr. Graham served as a senior consultant at The Johnsson Group, a Chicago based financial consulting firm, and from February 1994 to March 2000, as vice-president investor relations and financial reporting at Newell Rubbermaid in Rockford Illinois. Prior thereto, he was a manager of financial planning and analysis at Kraft General Foods and an audit supervisor at Deloitte Haskins and Sells (now Deloitte & Touche) in Chicago.

In connection with his appointment, Mr. Graham entered into an employment agreement with the Company which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of Mr. Graham’s employment agreement in Item 5.02 of this Current Report on Form 8-K is qualified in its entirety by the terms of the employment agreement.

The employment agreement provides for the payment of an annual salary of $335,000, participation in the Company’s group insurance arrangements, matching contributions on his behalf to the Company’s 401(k) retirement savings plan (in accordance with the plan’s terms), personal tax planning subsidies of $5,000 per year, four weeks annual vacation and a car allowance. Further, the employment agreement provides for the reimbursement of ongoing professional dues and fees and business club dues. Under the employment agreement, Mr. Graham is also eligible for participation in incentive award plans in effect for members of the Company’s executive management team as described in Schedule B to the employment agreement. The Company is also obligated under the employment agreement to pay an additional amount to Mr. Graham sufficient on an after-tax basis to satisfy any excise tax liability imposed by Section 4999 of the Internal Revenue code of 1986, as amended, with respect to payments under the employment agreement or if owed as a result of acceleration of amounts under other plans or arrangements maintained by the Company because of a change in control.

The employment agreement is for an indefinite term. The Company may terminate the employment of Mr. Graham for any reason upon prior written notice. In the event of termination by the Company without cause, or by Mr. Graham for good reason (including any significant alteration in the nature of his duties), he is entitled to payment of an amount equal to one year’s salary plus a ratable portion of an amount equal to the annual incentive component of his bonus for the prior year (the “Additional Amount”). The Company may terminate Mr. Graham immediately for cause (as defined in the employment agreement) without payment of the Additional Amount. The Company would not owe Mr. Graham the Additional Amount if he is terminated due to his disability upon 90 days’ written notice, in the event of his death, or if termination occurs by mutual agreement.

Mr. Graham is obligated under the employment agreement not to compete with the Company through employment or other arrangements with any insurance brokerage in the

United States or Canada (except in the case of termination by the Company without cause or by the Mr. Graham for good reason) or to solicit any of the Company’s clients or employees for a period of two years following the cessation of employment.

Contemporaneously with the execution of his employment agreement, Mr. Graham was granted 15,000 restricted share units (“RSUs”) pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan. These RSUs vest on November 1, 2013, subject to the terms and conditions of the RSU award agreement, including termination of the RSU award and forfeiture of the payment or other benefit resulting from the grant of the RSU award if Mr. Graham ceases to be employed by the Company prior to the vesting date. On November 13, 2007, Mr. Graham will also receive an award of 5,000 RSUs, vesting on November 1, 2013, subject to the terms and conditions of the RSU award agreement, not including, however, termination and forfeiture of the RSU award for cessation of Mr. Graham’s employment prior to the vesting date. The terms and conditions of these RSU awards are more fully described in Schedules D1 and D2 to the employment agreement.

Item 7.01. Regulation FD Disclosure.

A copy of the press release announcing the appointment of Mr. Graham is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

The information contained in the press release is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

EXHIBIT INDEX

Exhibit	Description
10.1	Executive Employment Agreement dated November 13, 2006 by and between John P. Graham and Hub International Limited.

99.1	Press release of Hub International Limited dated November 13, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2006

HUB INTERNATIONAL LIMITED

By:	/s/ Marianne D. Paine
Name:	Marianne D. Paine
Title:	Chief Legal Officer and Assistant Secretary